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                                   EXHIBIT 1

               LIST OF TRANSACTIONS EFFECTED WITHIN PAST 60 DAYS
            BY THE COMPANY AND ITS EXECUTIVE OFFICERS AND DIRECTORS

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       DATE                 NAME                                     TRANSACTION
------------------  --------------------  -----------------------------------------------------------------
July 27, 1995          Judy M. Figge      Indirectly sold 2,000 shares at $2.6425.
July 27, 1995          Kenneth Figge      Indirectly sold 2,000 shares at $2.6425.
August 2, 1995        S. Marcus Finkle    Sold 20,000 shares at $2.81.
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GRANTS OF OPTIONS BY BOARD OF DIRECTORS FOR PROMOTIONS OR NEW HIRES:

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
August 01, 1995   Option granted to Lynn Brown, General Manager -- Scottsdale, to purchase
                  5,000 shares of common stock at $2.63 per share.
August 14, 1995   Option granted to Clarence Brown, UNIX Systems Manager (Information
                  Technology) to purchase 5,000 shares of common stock at $2.81 per share.
August 16, 1995   Option granted to Frederic Hondel, Director of Hospice, to purchase
                  5,000 shares of common stock at $2.81 per share.
August 21, 1995   Option granted to Carol Parker, General Manager -- Monterey, to purchase
                  5,000 shares of common stock at $2.81 per share.
August 28, 1995   Option granted to Fran Free, Area Vice President, to purchase 5,000 shares of common stock at $2.75 per share.
Sept. 1, 1995     Option granted to Cheryl Barton, Area Vice President, to purchase 7500 shares at $2.75 per share.
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EXERCISE OF OPTIONS:

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
Sept. 1, 1995     Option exercised by Jerry Herby, a former employee, to purchase 250 shares of common stock at $2.50 per share.
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